Exhibit (p)(x) under Form N-1A

                                         Exhibit 99 under Item 601/ Reg. S-K



                       COPPER ROCK CAPITAL PARTNERS, LLC.

                                 CODE OF ETHICS


  STATEMENT OF GENERAL POLICY

  This Code of Ethics ("Code") has been adopted by Copper Rock Capital Partners LLC ("Copper Rock Capital" or the "Firm") and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 ("Advisers Act") and rule amendments under Section 204 of the Advisers Act, and Rule 17j-1 under the Investment Company Act of 1940, as amended (the "Investment Company Act") and rule amendments under Section 17 of the Investment Company Act.

  This Code establishes rules of conduct for all employees of Copper Rock Capital and is designed to, among other things; govern personal securities trading activities in the accounts of employees. The Code is based upon the principle that Copper Rock Capital and its employees owe a fiduciary duty to Copper Rock Capital's clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the Firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility. This fiduciary duty includes the duty of the Chief Compliance Officer ("CCO") of the Firm to report violations of this Code to the Firm's board of managers and the board of directors of any U.S. registered management investment company for which the Firm acts as adviser or sub adviser.

  The Code sets forth standards of conduct expected of the Firm's supervised persons and addresses conflicts that arise from personal trading by access persons. As a fiduciary, the Firm has the responsibility to render professional, continuous and unbiased investment advice, owes its clients a duty of honesty, good faith and fair dealing, must act at all times in the best interests of clients and must avoid or disclose conflicts of interest. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of the Firm continues to be a direct reflection of the conduct of each employee.

  The Code is designed to ensure that the high ethical standards maintained by Copper Rock Capital continue to be applied. The Code is intended to:

   {circle}Protect the Firm's clients by deterring misconduct; {circle}Educate employees regarding the Firm's expectations and the laws governing their conduct
   {circle}Remind employees that they are in a position of trust and must act with complete propriety at all times;
   {circle}Protect the reputation of the Firm;
   {circle}Guard against violation of the securities laws; and {circle}Establish procedures for employees to follow so the Firm may determine whether employees are complying with its ethical principles.

  The Firm's principles and philosophy regarding ethics stress its overarching fiduciary duty to its clients and the obligation of Firm personnel to uphold that fundamental duty. In recognition of the trust and confidence placed in the Firm by its clients and to give effect to the belief that the Firm's operations should be directed to benefit its clients, the Firm has adopted the following general principles to guide the actions of its employees:

        1. The interests of clients are paramount. All personnel must conduct themselves and their operations to give maximum effect to this belief by at all times placing the interests of clients before their own.

        2. All personal transactions in securities by personnel must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of any client.

        3. All personnel must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to a client, or that otherwise bring into question the person's independence or judgment.

        4. All information concerning the specific security holdings and financial circumstances of any client is strictly confidential. Supervised persons are expected to maintain such confidentiality, secure such information and disclose it only to other employees with a need to know that information.

        5. All personnel will conduct themselves honestly, with integrity and in a professional manner to preserve and protect the Firm's reputation.

  Federal law requires that this Code not only be adopted but that it must also be enforced with reasonable diligence. The CCO will keep records of any violation of the Code and of the actions taken as a result of such violations. Failure to comply with the Code may result in disciplinary action, including termination of employment. Noncompliance with the Code has severe ramifications, including enforcement actions by regulatory authorities, criminal fines, civil injunctions and penalties, disgorgement of profits and sanctions on your ability to be employed in an investment advisory business or in a related capacity.

  Pursuant to Section 206 of the Advisers Act, both Copper Rock Capital and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that Copper Rock Capital has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

  Copper Rock Capital and its employees are subject to the following specific fiduciary obligations when dealing with clients:

     {circle}The duty to have a reasonable, independent basis for the investment advice provided;
     {circle}The duty to obtain best execution for a client's transactions where the Firm is in a position to direct brokerage transactions for the client;
     {circle}The duty to ensure that investment advice is suitable to meeting the client's individual objectives, needs and circumstances; and {circle}The duty to be loyal to clients.

  In meeting its fiduciary responsibilities to its clients, Copper Rock Capital expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Copper Rock Capital. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Copper Rock Capital. Copper Rock Capital's standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to the Firm's clients. Employees are urged to seek the advice of the CCO, for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Copper Rock Capital.

  The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Copper Rock Capital in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the CCO. The CCO may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of the Firm's clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees. The CCO will periodically report to senior management/board of managers of Copper Rock Capital to document compliance with this Code.

   DEFINITIONS

  For the purposes of this Code, the following definitions shall apply:

   {circle}"Access Person" means any supervised person who: has access to nonpublic information regarding any client's purchase or sale of securities or nonpublic information regarding the portfolio holdings of any investment company the Firm or its control affiliates manage; or is involved in making securities recommendations to clients or has access to such recommendations that are nonpublic. All investment personnel, whether executive or not, at the discretion of the CCO and/or senior management, including portfolio managers, assistant managers, securities analysts, portfolio assistants, traders and administrative personnel performing investment related functions or implementing the Firm's decisions for client portfolios, are generally considered Access Persons under this Code. Currently, all the Firm's supervised persons are Access Persons under this Code.

   {circle}"Account" means an account of any employee and includes accounts of the employee's immediate family members (any relative by blood or marriage living in the employee's household, including a domestic partner) and any account in which he or she has a direct or indirect Beneficial Ownership, such a trust, estate, custodial account or other account(s) in which the employee has a future interest in the income, principal or right to obtain title to securities or over which the employee exercises investment discretion. For purposes of personal securities pre-clearance and reporting requirements under this Code, an immediate family member is also an Access Person. All Access Persons are subject to the pre-clearance and reporting requirements under this Code for all such accounts.

   {circle}"Automatic Investment plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

   {circle}"Beneficial Ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the "1934 Act") in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations hereunder.

   {circle}"Reportable Fund" means any investment company registered under the Investment Company Act of 1940, as amended ("1940 Act") for which Copper Rock Capital serves as investment adviser or sub adviser or any investment company registered under the 1940 Act whose investment adviser or principal underwriter is under common control with Copper Rock Capital.

   {circle}"Managed Fund" means any registered investment company managed by Copper Rock Capital except for money market mutual funds or other short-term fixed income funds appropriate for short-term investing.

   {circle}"Reportable Security" means any security as defined in Section
      202(a)(18) of the Advisers Act, except that it does not include: (i) transactions and holdings in direct obligations of the Government of the United States; (ii) bankers' acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) transactions and holdings in shares of other types of open-end registered mutual funds, unless it is a Reportable Fund; and (v) transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Copper Rock Capital or a control affiliate acts as the investment adviser or principal underwriter for the fund.

   {circle}"Supervised Person" means members, managers, directors, officers and partners of Copper Rock Capital (or other persons occupying a similar status or performing similar functions); employees of Copper Rock Capital; and any other person who provides advice on behalf of Copper Rock Capital and is subject to Copper Rock Capital's supervision and control, such as temporary employees, consultants, independent contractors, etc.

  STANDARDS OF BUSINESS CONDUCT

  Copper Rock Capital places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in the Firm and its employees by our clients is something we value and endeavor to protect. The following standards of business conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the 1940 Act, the Securities Act of 1933, as amended, the 1934 Act and applicable rules and regulations adopted by the Securities and Exchange Commission ("SEC").

  Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Copper Rock Capital Accounts as defined herein. These procedures cover transactions in a reportable security in which an access person has a Beneficial Ownership or in accounts over which the access person exercises control as well as transactions by members of the Access Person's immediate family.

  Section 206 of the Advisers Act makes it unlawful for Copper Rock Capital or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules hereunder.

  Each supervised person must comply with applicable federal securities laws. As part of this requirement, supervised persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

         {circle}to defraud that client in any manner;
         {circle}to mislead that client, including by making a statement that omits material facts;
         {circle}to engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon that client; {circle}to engage in any manipulative practice with respect to that client; or to engage in any manipulative practice with respect to securities, including price manipulation.

  Conflicts of Interest: As a fiduciary, the Firm has an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client. In addition, the Firm imposes a higher standard by providing that supervised persons must try to avoid situations that have even the appearance of conflict or impropriety.

   1. Conflicts among Client Interests. Conflicts of interest may arise where the Firm or its supervised persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, or accounts of close friends or relatives of supervised persons, etc.). Supervised persons are prohibited from engaging in inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

   2. Competing with Client Trades. Supervised persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

   3. Other Potential Conflicts Provisions: Disclosure of Personal Interest. Access Persons are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material Beneficial Ownership, business or personal relationship or other material interest in the issuer, or its affiliates, to the CCO or his/her designate, or, with respect to the CCO's interests, another designated senior officer. If such designated person deems the disclosed interest to present a material conflict, the Access Person may not participate in any decision-making process regarding the securities of that issuer.

           {circle}Note. This provision applies in addition to the Firm's initial, quarterly and annual personal securities reporting requirements by Access Persons.
           {circle}Research Analysts. If a research analyst has a material interest in an issuer, the CCO or his/her designate will assign a different analyst to cover the issuer.

              a. Referrals/Brokerage. Supervised persons are required to act in the best interests of the Firm's clients regarding execution and other costs paid by clients for brokerage services. As part of this principle, supervised persons will strictly adhere to the Firm's policies and procedures regarding brokerage (including allocation, best execution, soft dollars and directed brokerage).

              b. Vendors and Suppliers. Each supervised person is required to disclose any personal investments or other interests in vendors or suppliers with respect to which that person negotiates or makes decisions on behalf of the Firm. Supervised persons with such interests are prohibited from negotiating or making decisions regarding the Firm's business with those companies.

              c. No Transactions with Clients (Principal Trades). Supervised persons are not permitted to knowingly sell to or purchase from a client any security or other property, except securities issued by the client.

  PROHIBITION AGAINST INSIDER TRADING

  Trading securities while in possession of material, nonpublic information or improperly communicating that information to others may expose supervised persons and Copper Rock Capital to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years' imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, supervised persons and Copper Rock Capital may also be sued by investors seeking to recover damages for insider trading violations. Regardless of whether a government inquiry occurs, the Firm views seriously any violation of its insider trading policies, and such violations constitute grounds for disciplinary sanctions, including immediate dismissal.

  The rules contained in this Code apply to securities trading and information handling by supervised persons of Copper Rock Capital and their immediate family members.

  The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the CCO immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

  GENERAL POLICY

  No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Copper Rock Capital), while in the possession of material, nonpublic information, nor may any personnel of Copper Rock Capital communicate material, nonpublic information to others in violation of the law.

               1. What is Material Information?

  Information is material when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company's securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the CCO.

  Material information often relates to a company's results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

  Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal's "Heard on the Street" column.

  You should also be aware of the SEC's position that the term "material, nonpublic information" relates not only to issuers but also to Copper Rock Capital's securities recommendations and client securities holdings and transactions.

   2. What is Nonpublic Information?

  Information is "public" when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones "tape" or The Wall Street Journal or some other publication of general circulation, media broadcasts, over public internet websites and after sufficient time has passed so that the information has been disseminated widely. Supervised persons shall not disclose any nonpublic information (whether or not it is material) relating to the Firm or its securities transactions to any person outside the Firm (unless such disclosure has been authorized by the Firm). Material nonpublic information may not be communicated to anyone, including persons within the Firm, with the exception of the CCO or, in his/her absence, a designated officer of the Firm. Such information must be secured. For example, access to files containing material, nonpublic information and computer files containing it should be restricted, and conversations about such information, if appropriate at all, should be conducted in private to avoid potential interception.

   3. Identifying Inside Information

  Before executing any trade for yourself or others, including investment funds or private accounts managed by Copper Rock Capital (Client Accounts), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

     {circle}Report the information and proposed trade immediately to the CCO. {circle}Do not purchase or sell the securities on behalf of yourself or others, including client accounts managed by the Firm.
     {circle}Do not communicate the information inside or outside the Firm, other than to the CCO.
     {circle}After the CCO has reviewed the issue, the Firm will determine whether the information is material and nonpublic and, if so, what action the Firm will take.

  You should consult with the CCO before taking any action. This degree of caution will protect you, our clients, and the Firm.

   4. Contacts with Public Companies

  Contacts with public companies may represent an important part of our research efforts. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Copper Rock Capital or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company's CFO prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Copper Rock Capital must make a judgment as to its further conduct. To protect yourself, your clients and the Firm, you should contact the CCO immediately if you believe that you may have received material, nonpublic information.

   5. Tender Offers

  Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised persons of Copper Rock Capital and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

   6. Restricted/Watch Lists

  Although Copper Rock Capital does not typically receive confidential information from portfolio companies, it may, if it receives such information, take appropriate procedures to establish restricted or watch lists in certain securities.

  The CCO may place certain securities on a "restricted list." Access Persons are prohibited from personally, or on behalf of a client account, purchasing or selling securities during any period when they are so listed. Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information will generally be placed on the restricted list. The CCO shall take steps to immediately inform all supervised persons of the securities listed on the restricted list.

  The CCO may place certain securities on a "watch list." Securities issued by companies about which a limited number of supervised persons possess material, nonpublic information will generally be placed on the watch list. The list will be disclosed only to the CCO and a limited number of other persons who are deemed necessary recipients of the list.

  GIFTS

  Do not accept any Gift worth more than $100 from the same person or entity doing business with Copper Rock Capital in a one year period unless approved by the CCO.
   {circle}Access Persons are prohibited from accepting any gift, favor, gratuity or other item ("Gift") with a fair market value greater than $100 from the same person or entity doing business with Copper Rock Capital in a one year period unless the CCO approves the Gift.
   {circle}A Gift does not include occasional participation in lunches, dinners, cocktail parties, sporting activities or similar gatherings conducted for business purposes.

  Do not consider any Gift when exercising fiduciary duties on behalf of a Client.
   {circle}Access Persons are prohibited from considering any Gift offered or already received by them or their family when exercising their fiduciary duties on behalf of a Client.

  PERSONAL SECURITIES TRANSACTIONS

  GENERAL POLICY

  Copper Rock Capital has adopted the following principles governing personal investment activities by Copper Rock Capital's supervised persons:
   {circle}The interests of client accounts will at all times be placed first. {circle}All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility.
   {circle}Access Persons must not take inappropriate advantage of their positions.

  PROHIBITION FOR SECURITIES OBTAINED IN AN INITIAL PUBLIC OFFERINGS ("IPOS") OR PRIVATE OR LIMITED OFFERINGS

  No Access Person shall acquire any Beneficial Ownership in any securities obtained in an IPO or in a private or limited offering. Any exception to these policies will be handled on a case by case basis and must be pre-approved by the CCO.

  SHORT-TERM TRADING

  No Access Person may profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days. The prohibition on short-term trading does not apply to securities sold at a loss or nondiscretionary transactions.

  As requested by an Access Person, the CCO may, in his/her discretion, grant other exceptions to this restriction on a case-by-case basis. Trades made in violation of this prohibition will be reviewed on a case-by-case basis and may be subject to disgorgement to a charitable organization to be determined by the firm's management.

  SHORT SALES

  No Access Person shall engage in short sales with respect to any security that is owned by any portfolio managed by the Firm.

  OPTIONS AND FUTURES

  No Access Person may effect transactions in puts, calls, straddles or futures with respect to any security that is owned by any portfolio managed by the Firm.

  MANAGED FUNDS

   Maintain holdings in Managed Funds for a minimum of 90 calendar days before selling at a profit.

   {circle}Access Persons are required to maintain holdings in Managed Funds for a minimum of 90 calendar days before they are permitted to sell at a profit.
   {circle}This holding period requirement does not apply to investments in money market funds or other fixed income funds appropriate for short-term investment nor does it apply to certain types of "systematic" purchases such as automatic investment plans, purchases done by regular payroll deduction, automatic reinvestment of dividends periodic rebalancing, systematic withdrawal plans or other similar transaction.
   {circle}As requested by an Access Person, the CCO may, in his/her discretion, grant exceptions to this holding period requirement on a case-by-case basis. Any exception granted must be reported to the CRC Board of Directors.


  COMPLIANCE PROCEDURES

  PRE-CLEARANCE PROCEDURES

  All Access Persons must receive prior written approval from the CCO or, in his/her absence, an officer designated by him/her before purchasing or selling securities in an account that such Access Person has Beneficial Ownership.
  The Access Person should request pre-clearance by completing, signing and submitting Personal Securities Transactions Pre-Clearance Form to the CCO or in his/her absence, a designated officer.

  Pre-clearance approval will expire at the close of business on the trading date on which authorization is received. If the trade is not completed before such pre-clearance expires, the Access Person is required to again obtain pre-clearance for the trade. In addition, if an Access Person becomes aware of any additional information with respect to a transaction that was pre-cleared, such person is obligated to disclose such information to the appropriate Review Officer prior to executing the pre-cleared transaction.
   {circle}Access persons must include a detailed explanation on the pre-
      clearance form if one of the following two conditions exists:
               1. The access person wants to Sell a security held in a client portfolio.
               2. The access person wants to Buy a security not held in a client portfolio.

   {circle}Access persons are prohibited from trading a security that is traded on the same day in a client portfolio. If a trade is made in a security that is traded in a client portfolio later the same day, the access person can not receive a more favorable result than a client. If the transaction results in a more favorable result for the access person, then access person is required to make a charitable donation, to a charity to be determined by senior management, for the difference. (while this is a prohibited transaction it may occur as a result of an unexpected cash flow or company news)

     {circle}Access Persons are excluded from pre-clearing securities purchased, sold or acquired in the following transactions:
            1.purchases or sales effected in any account over which the Access
               Person has no direct or indirect influence or control.
            2.purchases or sales which are non-volitional on the part of either the Access Person or a Fund or Portfolio.
            3.purchases which are part of an automatic dividend reinvestment plan or direct stock plan (pending pre-clearance of the original purchase).
            4.securities acquired by the exercise of rights issued pro rata by an issuer to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.
            5.purchase/sales of obligations of the U.S. Government, bankers'
               acceptances, bank certificates of deposit, money market fund shares, commercial paper, high quality short-term debt instruments and registered open-end investment companies and unit investment trusts.
            6.Managed Funds

  Transactions where the market capitalization of the security is $5 billion or more and 1,000 or less shares are being traded are generally approved. These transactions are still subject to pre-clearance to account for extraordinary circumstances.

  REPORTING REQUIREMENTS

  Every access person shall provide initial and annual holdings reports and quarterly transaction reports to the CCO which must contain the information described below.

  1. Initial Holdings Report

  Every access person shall, no later than ten (10) days after the person becomes an access person, file an initial holdings report containing the following information:
   {circle}The title and exchange ticker symbol or CUSIP number, type of security, number of shares principal amount (if applicable) of each reportable security in which the Access Person had
      any direct or indirect Beneficial Ownership when the person becomes an Access Person;
   {circle}The name of any broker, dealer or bank, account name, number and location with whom the access person maintains an account in which any securities were held for the direct or indirect
      benefit of the Access Person; and
   {circle}The date that the report is submitted by the Access Person.

  The information submitted must be current as of a date no more than forty-five (45) days before the person became an Access Person.





    2.Annual Holdings Report

  Every Access Person shall, no later than January 30 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

  3.  Quarterly Transaction Reports

  Every Access Person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

  With respect to any transaction during the quarter in a reportable security (including any reportable fund) in which the Access Person had any direct or indirect Beneficial Ownership:
   {circle}The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;
   {circle}The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition
   {circle}The price of the reportable security at which the transaction was effected;
   {circle}The name of the broker, dealer or bank with or through whom the transaction was effected; and
   {circle}The date the report is submitted by the Access Person.

  4.  Confidentiality of Reports

  Reports submitted pursuant to this section of the Code shall be confidential and shall be provided only to those employees of the Firm with a need to know the contents thereof, officers, managers and members of the Firm, the CCO of any registered investment company client the Firm advises or sub-advises, counsel and/or regulatory authorities upon appropriate request.

  5.  Duplicate Brokerage Confirmations and Statements

  Access Persons are encouraged to and may direct their brokers to provide to the CCO on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts. The Firm may use such duplicate brokerage confirmations and account statements in lieu of transaction reports required under this Code, provided that all of the required information is contained in those confirmations and statements. Access persons may not use duplicate brokerage confirms and account statements in lieu of holdings reports. If the duplicate statements are not sent directly to the CCO the employee must provide statements and confirmations, containing required information.

  6.  Exempt Transactions

  An Access Person need not submit a report with respect to:
   {circle}Transactions effected for securities held in any account over which the person has no direct or indirect influence or control; {circle}Transactions effected pursuant to an automatic investment plan (so long as the original purchase was pre-cleared and/or reported to the
      CCO); or
   {circle}A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Copper Rock Capital Partners holds in its records so long as the Firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

  7.  Monitoring and Review of Personal Securities Transactions

  The CCO or a designee will monitor and review all reports required under the Code for compliance with Copper Rock Capital's policies regarding personal securities transactions and applicable SEC rules and regulations. The CCO may also initiate inquiries of access persons regarding personal securities trading. Access Persons are required to cooperate with such inquiries and any monitoring or review procedures employed Copper Rock Capital. Any transactions for any accounts of the CCO will be reviewed and approved by the President or other designated supervisory person.

  CERTIFICATION

  INITIAL CERTIFICATION

  All supervised persons will be provided with a copy of the Code and must initially certify in writing to the CCO that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

  ACKNOWLEDGEMENT OF AMENDMENTS

  All supervised persons shall receive any amendments to the Code and must certify to The CCO in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

  ANNUAL CERTIFICATION

  All supervised persons must annually certify in writing to the CCO that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

  Further Information

  Supervised persons should contact the CCO regarding any inquiries pertaining to the Code or the policies established herein.




  RECORDS

  The CCO shall maintain and cause to be maintained in a readily accessible place the following records:

   {circle}A copy of any code of ethics adopted by the Firm which is or has been in effect during the past five years;
   {circle}A record of any violation of Copper Rock Capital's Code and any action that was taken as a result of such violation in an easily accessible place, for a period of five years from the end of the fiscal year in which the violation occurred;
   {circle}A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, an Access Person which shall be retained for five years after the individual ceases to be an Access Person of the Firm;

   {circle}A copy of each report made by an Access Person as required by this Code, including any information provided in lieu of the reports, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

   {circle}A list of all persons who are, or within the preceding five years have been, Access Persons;
   {circle}A list of the individual(s) who are, or within the preceding five years have been, responsible for reviewing the reports required under this Code; and
   {circle}A record of any decision and reasons supporting such decision to approve an Access Person's acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.




  REPORTING VIOLATIONS AND SANCTIONS

  All supervised persons shall promptly report to the CCO or an alternate designee all apparent violations of the Code.

  The CCO shall promptly report to senior management all apparent material violations of the Code. When the CCO finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit or a manipulative practice in violation of
  Section 206 of the Advisers Act, he/she may, in his/her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for that purpose in lieu of reporting the matter to senior management.

  Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee's employment with the Firm.





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